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                                                                    Exhibit 10.9

                                AMENDMENT #1 TO
                                CONVERTIBLE NOTE

     This Amendment #1 (this "Amendment") to the Convertible Note (the "Notes"), dated September 23, 1999, issued by Blue Rhino Corporation, a Delaware corporation (the "Company"), to _________ ("Holder") is dated and is effective March 31, 2000.

     1. Subordination Limitation. Section 26(a) of the Note, is hereby amended such that Section 26(a) of the Note shall be replaced to read in its entirety as follows:

          (a) Subject to the provisions of this Section 26 and Section 27 hereof, this Note is hereby made and declared to be subject and subordinate to the prior payment in full of all indebtedness of the Company and/or USA Leasing LLC (the "Lessor") to Bank of America, N.A. (formerly, NationsBank, N.A.) (the "Bank") pursuant to that certain Amended and Restated Loan Agreement dated as of December 9, 1999 between the Company and the Bank, as amended by the Amendment to the Amended and Restated Loan Agreement dated April 3, 2000 (the "Loan Agreement"), whether now existing or hereafter incurred, including, without limitation, all principal (up to but not exceeding Thirty Million Dollars ($30,000,000)), accrued interest (including interest accruing after the date on which the Company becomes subject to any federal or state debtor relief statute, whether or not recoverable against the Company or the Lessor), collection costs and other fees or expenses incurred by the Bank in connection therewith, (collectively, the "Senior Debt"). The Bank may, at any time, in its discretion, renew, modify, or extend the time for payment of all or any portion of the Senior Debt, or waive or release any collateral which may be held therefor, or enter into any other agreement with the Company and/or the Lessor as Bank may deem desirable, all without any notice to or any assent from the Holder and without in any way affecting Bank's rights hereunder, providing, however, that the Bank shall not, either through amendment, waiver, or separate agreement exceed the maximum principal debt limit of $30,000,000 under the Senior Debt.


     2. Company's Right to Redeem. The first sentence of Section 5 of the Note is hereby amended such that the first sentence of Section 5 shall be replaced in its entirety to read as follows:

     At any time or times during the period beginning on the Issuance Date and ending on and including August 31, 2000, the Company shall have the right, in its sole discretion, to require that some or all of the outstanding Conversion Amount of the outstanding Notes issued on such Issuance Date be redeemed ("Redemption at Company's Election") for consideration equal to the Conversion Amount of such Notes to be redeemed on the Company Election Redemption Date (as defined below) (the "Company's Election Redemption Price"); provided that the Conditions to Redemption at the Company's Election (as set forth below) are satisfied.
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     3.  Company's Right to Convert.  The first sentence of Section 6 of the
Note is hereby amended such that the first sentence of Section 6 shall be replaced in its entirety to read as follows:

     On any date during the period beginning on the date which is 30 days after the Registration Statement has been declared effective by the SEC and ending on and including August 31, 2000, the Company shall have the right, in its sole discretion, to require that all or portion of the outstanding Conversion Amount of this Note be converted ("Company's Conversion Election") at the applicable Conversion Rate; provided that the Conditions to Conversion at the Company's Election (as set forth below) are satisfied.

     4.  Restrictions on Conversions.  The second sentence of Section 7 of the
Note is hereby amended such that the second sentence of Section 7 shall be replaced in its entirety to read as follows:

     Subject to the exceptions described below, without the prior consent of the Company, the Holder shall not be entitled to convert any Conversion Amount of this Note during the period beginning on the Issuance Date of this Note and ending on and including August 31, 2000.

     5. Restriction on Hedging Activities. The first sentence of Section 11 of the Note is hereby amended such that the first sentence of Section 11 shall be replaced in its entirety to read as follows:

     Subject to the exceptions described below, during the period beginning on the Initial Closing Date (as defined in the Securities Purchase Agreement) and ending on and including August 31, 2000, neither such Buyer nor any of its affiliates shall engage, directly or indirectly, in any transaction constituting a "short sale" (as defined in rule 3b-3 of the Securities Exchange Act of 1934, as amended) of the Common Stock or similar hedge of the Common Stock (collectively, "Short Sales"); provided, however, that the Holder and its affiliates are entitled to engage in transactions which constitute Short Sales to the extent that following such transaction the aggregate short position of the Holder and its affiliates does not exceed the sum of (a) the number shares of Common Stock equal to the number of shares of Common Stock the Holder and its affiliates have the right to acquire upon exercise of the Warrants held by the Holder and its affiliates (without regard to any limitations on exercises of the Warrants), plus (b) during the period beginning the first day of a Company Mandatory Conversion Period and ending on and including the date which is last day of such Company Mandatory Conversion Period, that number of shares of Common Stock equal to the quotient of (i) the Conversion Amount set forth in a Company's Notice of Mandatory Conversion for such Holder and its affiliates with respect to such Company Mandatory Conversion Period, divided by (ii) 95% of the average of the Weighted Average Price of the Common Stock on each trading day during the period beginning on the first day of such Company Mandatory Conversion Period

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     and ending on and including the earlier of (A) the last trading day of such
     Company Mandatory Conversion Period and (B) the date as of which the determination is being made for purposes of this Section 11.

     6. Other Provisions. Except as set forth herein, all other provisions of the Note shall remain in full force and effect.


                                   * * * * *

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     IN WITNESS WHEREOF, the Company has caused this Amendment #1 to the
Convertible Note to be signed by ___________________, its ___________________________, as of the 31st day of March, 2000.

                                    BLUE RHINO CORPORATION


                                    By:________________________
                                    Name:______________________
                                    Title:_____________________